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                                                                   Exhibit 10.13

                              EMPLOYMENT AGREEMENT

            THIS AGREEMENT is made by and between YOUNG AMERICA CORPORATION ("Employer") and CHARLES D. WEIL ("Employee").

                                    RECITALS

            1. Employee has been employed by Employer in the position of President and Chief Operating Officer.

            2. The ownership and control of Employer have changed. In light of these changes, the parties hereto wish to change the terms and conditions of Employee's employment by Employer.

            3. Therefore, in consideration of and exchange for the mutual covenants and promises herein, the parties agree as follows.

                                   AGREEMENTS

            1. Employment. The Company hereby agrees to continue to employ Employee, and Employee accepts such employment upon the terms and conditions set forth in this Agreement.

            2. Term. The term of this Agreement shall commence on the date of Employee's execution of this Agreement. The term shall continue for three years unless earlier terminated in accordance with the terms of Paragraph 8 below. Following the initial three-year term, this Agreement will be renewed for additional one-year periods unless either party gives the other party written notice of intent not to renew the Agreement at least sixty days prior to the end of the initial three-year term or the end of each renewal year thereafter.

            3. Duties. Employee will be employed in the position of President and Chief Executive Officer of Employer. Employee will report to the Board of Directors of Employer (the "Board") with full operational responsibility within the constraints set by the Board and by law. Employee will devote his full time, attention and efforts to the business and affairs of Employer. During the term of this Agreement, Employee will not engage in any other business activity which would conflict with his ability to perform his duties under this Agreement.


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            4. Compensation and Benefits.

                  A. Base Salary. Employee will be paid an annual base salary in the amount of $300,000, payable in accordance with Employer's normal payroll procedures and policies. The base salary shall be reviewed annually by the Board of Directors and will be increased at least five percent (5%) each year as of each January 1st, beginning with January 1, 1999.

                  B. Participation in Benefit Plans. Employee shall be entitled to receive family medical and dental coverage with the normal contribution level for senior managers. Employee shall be entitled to receive life insurance in the amount of $500,000, with an additional gross-up bonus to be paid to cover the incremental additional income tax incurred by Employee with respect to $350,000 of the supplemental life insurance. Employee shall be entitled to participation in Employer's short- and long-term disability plans.

                  C. Stock Option Plan. Employee shall be entitled to participate in a Stock Option Plan, the terms of which are defined in Exhibit A hereto, and which shall be adopted by Employer within fifteen days of Employee's execution of this Employment Agreement.

                  D. Reimbursement of Expenses. Employer will reimburse Employee for all necessary and ordinary expenses incurred by him in the performance of his duties, in accordance with Employer's policies and practices with regard to documentation and payment of such expenses. Employer will also reimburse Employee for:

                  i. Monthly membership dues at a club chosen by Employee, exclusive of initiation fees or assessments, up to $500; and

                  ii. Payment of up to $5,000 annually for fees for tax preparation and financial planning to be performed by persons chosen by Employee.

                  E. Vacation. Employee shall be entitled to four weeks vacation to be used during each year of this Agreement beginning with the commencement of this Agreement.

                  F. 1997 Annual Incentive Bonus. Employee shall be entitled to an Annual Incentive Bonus for 1997 to be calculated as follows. In the event that Employer's "Return on Sales" for 1997 (which shall be defined in percentage terms and equal to the quotient of (i) Employer's net income before taxes plus
(a) salary and non-business related expenses of Jay Ecklund in excess of $600,000 and less (b) gain on and expenses of the sale of all or substantially all of Employer's assets (the "Adjusted NIBT") divided by (ii) Employer's net fulfillment revenue for that year as determined by


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Employer's internal financial statement) is greater than 10%, then Employee shall receive an annual bonus of an amount equal to the product of (i) the Adjusted NIBT and (ii) the percentage in Column B of Exhibit B, that is in the same line as the Return on Sales percentage in Table 1, Column A of Exhibit B. If the Return on Sales is 40% or greater, the columns in Table 1 of Exhibit B shall be extrapolated in the same percentage increments. Employee shall be paid $900,000 of said bonus on or about January 7, 1998. The balance shall be paid within 30 days of approval by Employer's Board of Directors of the annual financial statements for 1997.

                  G. Annual Incentive Bonus After 1997. For 1998 and all years following, Employee shall participate in Employer's Annual Management Incentive Plan, as that plan may be amended from time to time, provided that such amendments shall not reduce the maximum amount payable to Employee under the Plan.

                  H. Long Term Bonus. On or before January 7, 1998 Employer shall pay to Employee a long-term bonus in the amount of $500,000 (provided that the Final Closing Balance Sheet, as that term is defined in that certain Recapitalization Agreement by and between Young America Corporation, Jay F. Ecklund, The John F. Ecklund 1995 Irrevocable Trust, The Sheldon McKensie Ecklund 1995 Irrevocable Trust, The John F. Ecklund 1997 Irrevocable Trust, the Jay F. Ecklund Irrevocable Annuity Trust, and B. T. Capital Partners, Inc. ("Recapitalization Agreement")) reflects an accrued liability of such amount. This amount shall satisfy Employer's obligation to Employee pursuant to Paragraphu4.05(b) of the Original Employment Agreement.

                  I. Sale of Company Bonus. Upon the final determination of the Final Closing Balance Sheet, as that term is defined in the "Recapitalization Agreement." Employer shall pay to Employee a sum equal to 15% of the Final Closing Adjustment payable by the Company pursuant to Section 3.4 of the Recapitalization Agreement, if any, provided that such amount is reflected as a liability on the Final Closing Balance Sheet.

            5. Disclosure of Information.

                  A. From and after the date hereof, Employee shall not use or disclose to any person, firm, corporation or other business entity (other than any officer, director, executive, affiliate or representative of Employer), except as required in connection with the performance of Employee's duties under and in compliance with the terms of this Agreement and as required by law or judicial process, any Confidential Information (as hereinafter defined) for any reason or purpose whatsoever, nor shall Employee make use of any of the Confidential Information for Employee's purposes or for the benefit of any person or entity except Employer or any subsidiary thereof.


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                  B. For purposes of this Agreement, "Confidential Information"
shall mean (i) Intellectual Property Rights (as hereinafter defined) of Employer and its subsidiaries and (ii) all other information of a proprietary nature relating to Employer or any subsidiary thereof, or the business or assets of Employer or any such subsidiary, including, without limitation, books, records, customer and registered user lists, vendor lists, supplier lists, distribution channels, pricing information, cost information, marketing plans, strategies, forecasts, financial statements, budgets and projections, other than information which is generally within the public domain at the time of the receipt thereof by Employee or at the time of use or disclosure of such Confidential Information by Employee other than as a result of the breach by Employee of his agreement hereunder.

                  C. As used herein, the term "Intellectual Property Rights" means all industrial and intellectual property rights, including, without limitation, patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, copyrights, copyright applications, know-how, certificates of public inventions, development tools, marketing materials, trade dress, logos and designs and all documentation and media constituting, describing or relating to the above, including, without limitation, manuals, memoranda and records.

            6. Right to Inventions. Employee shall promptly disclose, grant and assign to Employer for its sole use and benefit any and all inventions, improvements, technical information and suggestions reasonably relating to the business of Employer or any subsidiary or affiliate thereof (collectively, the "Inventions") which Employee may develop or acquire during the period of the employment hereunder (whether or not during usual working hours), together with all patent applications, letters patent, copyrights and reissues thereof that may at any time be granted for or upon the Inventions. In connection therewith:

                  A. Employee recognizes and agrees that the Inventions shall be the sole property of Employer, and Employer shall be the sole owner of all patent applications, letters patent, copyrights and reissues thereof that may at any time be granted for or on the Inventions;

                  B. Employee hereby assigns to Employer any rights Employee may have in or to acquire to the Inventions;

                  C. Employee shall, at the expense of Employer, promptly execute and deliver such applications, assignments, descriptions and other instruments as may be necessary or proper in the opinion of Employer to vest title to the Inventions and any patent applications, patents, copyrights, reissues or other proprietary rights related thereto in Employer and to enable it to obtain and maintain the entire right and title thereto throughout the world;


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                  D. Employee recognizes and agrees that the Inventions to the extent copyrightable shall constitute works for hire under the copyright laws of the United States; and

                  E. Employee shall render to Employer, at its expense, all such assistance as it may require in the prosecution of applications for said patents, copyrights, reissues or other proprietary rights, in the prosecution or defense of interferences which may be declared involving any said applications, patents, copyrights or other proprietary rights and in any litigation in which Employer may be involved relating to the Inventions.

            7. Restrictive Covenants.

                  A. Employee acknowledges and recognizes that during his employment hereunder, he will be privy to Confidential Information and further acknowledges and recognizes that Employer would find it extremely difficult to replace Employee. Accordingly, in consideration of the premises contained herein and the consideration to be received by Employee hereunder (including, without limitation, any severance compensation described in Paragraph 8 and any consulting payments pursuant to Paragraph 8), without the prior written consent of Employer, Employee shall not, at any time during his employment hereunder and for the 18-month period (whether such termination is with or without "cause" and whether such termination is occasioned by Employer or Employee) after the termination of such employment,(i) directly or indirectly engage in, represent in any way, or be connected with, any Competing Business, whether such engagement shall be as an officer, director, owner, executive, partner, affiliate or other participant in any Competing Business, (ii) assist others in engaging in any Competing Business in the manner described in clause (i) above,
(iii) induce other employees of Employer or any subsidiary or affiliate thereof to terminate their employment with Employer or any such subsidiary or affiliate in order to engage in any Competing Business or (iv) induce any entity or person with which Employer or any subsidiary or any affiliate thereof has a business relationship to terminate or alter such business relationship. As used herein, "Competing Business" shall mean any business in any city or county in any state of the United States if such business is competitive at the time of the Termination of Employment with (A) the business of Employer or any affiliate thereof or (B) any of the products or business being developed or conducted by Employer of any affiliate thereof.

                  B. Employee understands that the foregoing restrictions may limit his ability to earn a livelihood in a business similar to the business of Employer or any subsidiary or affiliate thereof, but he nevertheless believes that he has received and will receive sufficient consideration and other benefits as an executive of Employer and as otherwise provided hereunder to justify clearly such restrictions which, in any event


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(given his education, skills and ability), the Executive does not believe would prevent him from earning a living.

            8. Termination. Employee's employment under this Agreement may be terminated as follows.

                  A. Termination by Employer for Cause. Employer shall have the right to terminate Employee's employment at any time during the term of this Agreement for Cause, as defined below, by giving written notice to Employee, specifying the particulars of Employee's conduct forming the basis for such Cause. Cause shall be defined as:

                  i. Employee's repeated neglect of any of his material duties or his repeated failures or omission to carry out lawful and reasonable directives from the Board which, in the reasonable judgment of the Board, are willful and deliberate and which are not cured within a reasonable period after Employee's receipt of written notice thereof from Employer;

                  ii. Any act or acts of personal dishonesty by Employee intended to result in the personal enrichment of Employee at the expense of Employer;

                  iii. Any willful and deliberate misconduct that is materially and demonstrably injurious to Employer;

                  iv. The Board reasonably determines that any statement, representation or warranty made to the Board by Employee is materially false or misleading;

                  v. Employee commits a felony whether or not against Employer, it being understood that Employer shall bear the burden to prove that Employee has committed such felony.

In the event of discharge for Cause, Employee shall be entitled to receive his base salary through the effective date of the termination of his employment.

                  B. Termination by Employer Without Cause. Employer may terminate Employee's employment hereunder by failure to renew this Agreement as provided in Paragraph 1 hereof or upon thirty days written notice to Employee. In such event, Employee shall be entitled to Severance Benefits as defined in Paragraph 8.D. hereof.

                  C. Termination by Employee for Good Reason. Employee shall have the right to terminate his employment at any time during this Agreement for


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Good Reason, as defined below, by giving Employer ten days written notice of his intention to terminate his employment. Such notice shall set forth in reasonable detail the facts and circumstances claimed by Employee to constitute Good
Reason. Good Reason shall be defined as:

                  i. The assignment to the Employee of employment responsibilities which are not of comparable responsibility and status to the employment responsibilities described in Paragraph 3 hereof;

                  ii. A reduction by Employer of Employee's base salary or the maximum percentage of his salary to be paid under Employer's annual incentive bonus plan;

                  iii. Employer's requiring Employee to be based at a location that is in excess of fifty miles from the location of Employee's principal office at the time of the execution of this Agreement;

                  iv. Employer's failure to provide employee benefits as required by Paragraph 4.B. to grant options pursuant to Paragraph 4.C. or to pay any amount required to be paid under Sections 4.F., 4.G., 4.H. or 4.I.

In the event of termination under this Paragraph, Employee shall be entitled to Severance Benefits as defined in Paragraph 8.D. hereof.

                  D. Severance Benefits Upon Termination by Employer Without Cause or Termination by Employee with Good Reason. In the event that Employee's employment is terminated pursuant to Paragraph 8.B. or 8.C. hereof, Employer shall

                  i. Continue to pay to Employee his base salary, for the period of 18 months following the effective date of termination. The base salary shall be adjusted each January 1 during the 18-month period as required by Paragraph 4.A. hereof.

                  ii. Continue to pay the full premiums for medical and dental insurance for Employee and his dependents for the period of 18 months following the effective date of termination. At the end of this 18-month period, Employee shall have the right to elect continuation of such insurance coverage under federal and state laws popularly known as COBRA.

                  iii. Pay to Employee a pro-rated portion of the annual incentive bonus.

                  iv. Pay to Employee any amounts not yet paid pursuant to Paragraphs 4.F., 4.H., and/or 4.I. hereof.


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                  E. Consulting Services. In the event that Employee's
employment hereunder is terminated as a result of his election not to renew this agreement as provided by Paragraph 2. Employee agrees to provide, for the period of 18 months following the termination date of employment, (the "Consulting Period") consulting services to Employer at the request of Employer for up to eight hours per month. Such services may be provided by telephone. Notwithstanding anything to the contrary contained herein, if Employee provides a notice of termination and Employer elects to enter into the consulting agreement, Employer will continue to pay Employee fifty percent of his base salary through the Consulting Period (without duplication of payments to be made under Paragraph 8). In the event that Employee is required to incur any expenses in connection with the provision of such services, Employer will promptly reimburse Employee for such expenses upon receipt of documentation therefor.

                  F. Employee's Death. This Agreement shall terminate in the event of Employee's death. Employer shall pay to Employee's estate the total of base salary to the last date of employment, annual incentive (bonus) pro-rated to the last date of employment, unused vacation, and the amount of any expenses under Paragraphs 4.B.v., 4.B.vi., and 4.D. incurred by Employee but not yet reimbursed at the time of his death, and any amounts not yet paid to Employee pursuant to Paragraphs 4.F., 4.H., and/or 4.I.. All payments shall be made within thirty days of the date of Employee's death except that the pro-rated portion of the annual incentive bonus shall be paid as provided in Paragraph 4.G. hereof.

                  G. Pro-ration of Bonus. For the purposes of this Agreement, wherever a pro-rated portion of the annual incentive bonus is to be paid, the amount to be paid shall be the lesser of:

                  i. The amount of the bonus that would be due if Employer's books were closed and the bonus were calculated at the end of the month preceding the termination of employment, or

                  ii. The amount of the bonus otherwise due for the year multiplied by a fraction the numerator of which is the number of days in the year Employee was employed and the denominator of which is 365.

The pro-rated portion of the bonus shall be paid at the time that the bonus for that year would otherwise have been paid under the Annual Management Incentive Plan then in place.

                  H. Payment with Respect to Supplemental Life Insurance. In all cases where Employer is required to pay premiums for life insurance for Employee after the termination of Employee's employment hereunder, Employer shall also be


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obligated to pay to Employee an additional gross-up bonus to cover the incremental additional income tax incurred by Employee with respect to the supplemental life insurance.

                  I. Employee's Disability. Employer may terminate Employee's employment in the event that Employee is disabled, that is, unable, with reasonable accommodation, to perform a substantial portion of the duties of his position, as a result of a mental or physical illness or injury, for ninety days in any period of 360 consecutive days. Any dispute with regard to whether Employee's inability is due to disability shall be determined by a physician mutually-agreed upon by the parties. Termination shall become effective immediately upon the Employer's written notice to Employee.

            9. Miscellaneous Provisions.

                  A. Entire Agreement; Amendments. This Agreement and the other agreements referred to herein and that Letter Agreement between Employer and Employee dated November 20, 1997, attached hereto as Exhibit C, contain the entire agreement between the parties hereto with respect to those matters which are specifically addressed by this Agreement and supersede all prior agreements or understandings between the parties with respect thereto. This Agreement shall not be altered or otherwise amended except pursuant to an instrument in writing signed by each of the parties hereto.

                  B. Descriptive Headings. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provisions of this Agreement.

                  C. Notices. All notices or other communications pursuant to this Agreement shall be in writing and shall be deemed to be sufficient if delivered personally, telecopied, sent by nationally-recognized, overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):


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                  (i)   if to Employer, to:

                        Young America Corporation
                        717 Faxon Road
                        Young America, Minnesota 55387-9481
                        Telecopier: (612) 467-3895;

                        with a copy to:

                        O'Sullivan Graev & Karabell, LLP
                        30 Rockefeller Plaza
                        New York, New York 10112
                        Attention: John M. Scott, Esq.
                        Telecopier: (212) 408-2420; and

                  (ii)  if to Employee, to him at:

                        Charles D. Weil
                        c/o Young America Corporation
                        717 Faxon Road
                        Young America, Minnesota 55387-9481
                        Telecopier:  (612) 467-3895

All such notices and other communications shall be deemed to have been delivered and received (a) in the case of personal delivery, on the date of such delivery,
(b) in the case of delivery by telecopy, on the date of such delivery, (c) in the case of delivery by nationally-recognized, overnight courier, on the Business Day following dispatch, and (d) in the case of mailing, on the third Business Day following such mailing. As used herein, "Business Day" shall mean any day that is not a Saturday, Sunday or a day on which banking institutions in New York, New York are not required to be open.

                  D. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

                  E. Governing Law. This Agreement shall be governed by and construed in accordance with the laws to the State of Minnesota applicable to contracts made and performed wholly therein.

                  F. Benefits of Agreement; Assignment. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, representatives, heirs and estate, as applicable. Anything contained herein to the contrary notwithstanding, this


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Agreement shall not be assignable by the Executive without the consent of the
Corporation.

                  G. Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement by the other party must be in writing and shall not operate or be construed as a waiver of any subsequent breach by such other party.

                  H. Severability. In the event that any provision of this Agreement is determined to be partially or wholly invalid, illegal or unenforceable in any jurisdiction, then such provision shall, as to such jurisdiction, be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or if such provision cannot be modified or restricted, then such provision shall, as to such jurisdiction, be deemed to be excised from this Agreement; provided, however, that the binding effect and enforceability of the remaining provisions of this Agreement, to the extent the economic benefits conferred upon the parties by virtue of this Agreement remain substantially unimpaired, shall not be affected or impaired in any manner, and any such invalidity, illegality or unenforceability with respect to such provisions shall not invalidate or render unenforceable such provision in any other jurisdiction.

                  I. Prior Understandings. This Agreement and the other agreements referred to herein and Exhibit C embodies the entire understanding of the parties hereto and, at the commencement time, will supersede all other oral or written agreements or understandings (including, without limitation, the Employment Agreement dated as of January 1, 1997, the "Original Employment Agreement") between Employer and Employee. Notwithstanding anything to the contrary contained herein, if no closing occurs with respect to the transactions contemplated by the Recapitalization Agreement, as adjusted pursuant to Article 3 thereof, then this Employment Agreement shall also terminate and the Original Employment Agreement shall remain in full force and effect. In the event of a conflict between this Agreement and Exhibit C, this Agreement shall control.

                  J. Successors. Employer shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of Employer, to expressly assume and agree to perform its obligations under this Agreement in the same manner and to the same extent that Employer would be required to perform them if no succession had taken place unless, in the opinion of legal counsel mutually acceptable to Employer and Employee, such obligations have been assumed by the successor as a matter of law.


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Employee's rights under this Agreement shall inure to the benefits of, and shall be enforceable by, Employee's legal representative or other successors in interest, but shall not otherwise be assignable or transferable.

                                          YOUNG AMERICA CORPORATION


Dated: November 24, 1997                  By /s/ L. J. Kulas
                                            --------------------------------
                                            Its  CFO
                                               -----------------------------


Dated: November 24,1997                   /s/ Charles D. Weil
                                          ----------------------------------
                                          Charles D. Weil